Exhibit 99.1

CONSENT OF NORTHLAND SECURITIES, INC.

We hereby consent to the use of our opinion letter dated December 3, 2024, to the Board of Directors of Arcadia Biosciences, Inc., included as Annex B to the proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Arcadia Biosciences, Inc., to be filed on or about the date hereof, and to the references to us and such opinion in such proxy statement/prospectus, including under the captions: “Prospectus Summary," "Prospectus Summary–Reasons for the Exchange, "Prospectus Summary–Fairness Opinion to the Arcadia Board of Directors," "Risk Factors," "The Exchange," "The Exchange—Background of the Exchange," "The Exchange—Financial Forecasts" and "The Exchange—Fairness Opinion to the Arcadia Board of Directors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ NORTHLAND SECURITIES, INC.

Minneapolis, MN

July 29, 2025